Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294110

PROSPECTUS SUPPLEMENT NO. 3
(to Prospectus dated March 13, 2026)

Icon Energy Corp.

This prospectus supplement is being filed to update, amend and supplement the information contained in the prospectus dated March 13, 2026 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-294110), with the information contained in our report on Form 6-K filed with the Securities and Exchange Commission on June 3, 2026.

The Prospectus relates to the sale from time to time of up to 9,811,933 common shares, par value $0.001 per share (“Common Shares”) of Icon Energy Corp., incorporated under the laws of the Marshall Islands, by YA II PN, Ltd., a Cayman Islands exempt limited company.

This prospectus supplement updates, amends and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Shares are currently listed on The Nasdaq Capital Market under the symbol “ICON.” On June 3, 2026, the last reported sales price of our Common Shares was $1.11 per share.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 4, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2026

Commission File Number: 001-42174

Icon Energy Corp.
(Translation of registrant’s name into English)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On June 3, 2026, Icon Energy Corp. (the “Company”) issued a press release entitled “Icon Energy Corp. Provides Commercial Update.” A copy of this press release is furnished as Exhibit 99.1 herewith.

Notwithstanding the foregoing, the information in the press release regarding the Company’s commercial update is incorporated by reference into the Company’s registration statement on Form F-3 (File No. 333-291988), and shall be a part thereof, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ICON ENERGY CORP.

Date: June 3, 2026	By:	/s/ Dennis Psachos
	Name:	Dennis Psachos
	Title:	Chief Financial Officer

Exhibit 99.1

Icon Energy Corp. Provides Commercial Update

Athens, Greece, June 3, 2026 (GLOBE NEWSWIRE) - Icon Energy Corp. (“Icon” or the “Company”) (Nasdaq: ICON), an international shipping company providing worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels, provides a commercial update.

Vessel Employment

The M/V Alfa is time chartered to an international commodity trading conglomerate for an indefinite period, expiring upon three months’ notice by either party but not earlier than July 2026. Under this charter, the vessel is earning hire at a floating daily rate linked to the Baltic Panamax Index, while preserving the option to convert to a fixed hire rate, at a time and for a period of Icon’s choosing, thereby locking in forward earnings.

Icon exercised such option and converted to a fixed hire rate for the seven-month period from June to December 2026, strengthening earnings visibility and minimum contractual coverage through year-end. The hire rate for that period has been agreed at $18,000 per day, contributing approximately $3.7 million to Icon’s estimated minimum contracted revenue.

The M/V Bravo and the M/V Charlie continue earning hire at floating daily rates, resulting in a charter portfolio that blends fixed and floating rate exposure to provide cash flow stability and upside potential.

Fleet

Icon generates revenue by chartering its vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (“TC”) (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. As of the date hereof, Icon’s fleet comprised of the following dry bulk vessels:

Charter expiration
Vessel name	Vessel type	Charter type	Earliest	Latest
Alfa	Panamax	Fixed rate TC(1)	December 2026	Evergreen(2)
Bravo	Kamsarmax	Index-linked TC	Evergreen(2)	Evergreen(2)
Charlie	Ultramax	Index-linked TC(3)	August 2027	December 2027

Key Performance Indicators used in this Press Release

Minimum Contracted Revenue. The amount of minimum contracted revenue is estimated by reference to the contracted period and hire rate, net of charterers’ commissions but before brokerage and commercial management commissions, and assuming no unforeseen off-hire days. For index-linked contracts, minimum contracted revenue is estimated by reference to the average of the relevant index during the 15 days preceding the calculation date.

(1) Converted to a fixed daily hire rate of $18,000 for the seven-month period from June to December 2026
(2) The charter continues indefinitely, subject to 3 months’ termination notice by either party
(3) In addition to the daily hire rate, Icon is also entitled to receive part of the fuel cost savings to be realized by the charterer through the use of the vessel’s scrubber

About Icon Energy Corp.

Icon is an international shipping company that provides worldwide seaborne transportation services for dry bulk cargoes via its fleet of oceangoing vessels. Icon maintains its principal executive office in Athens, Greece, and its common shares trade on the Nasdaq Capital Market under the symbol “ICON.”

Cautionary Note Regarding Forward Looking Statements

This communication contains “forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.” Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions, or strategies regarding the future and potential results and upsides, and are therefore statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions that are other than statements of historical fact, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although the Company believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant risks, uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, the Company cannot provide assurance that it will achieve or accomplish these expectations, beliefs or projections. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including as described in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). As a result, you are cautioned not to unduly rely on any forward-looking statements, which speak only as of the date of this communication. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, among other things: the Company’s future operating or financial results; the Company’s liquidity, including its ability to service any indebtedness; changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand; future, pending or recent acquisitions and dispositions, business strategy, areas of possible expansion or contraction, and expected capital spending or operating expenses; risks associated with operations; broader market impacts arising from war (or threatened war) or international hostilities; risks associated with pandemics; and other factors listed from time to time in the Company’s filings with the SEC. For more discussion of the risks that could impact forward-looking statements, you are encouraged to review the discussion under the title “Risk Factors” in the Company’s most recent Annual Report on Form 20-F. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information

Icon Energy Corp.
Dennis Psachos
Chief Financial Officer
+30 211 88 81 300
ir@icon-nrg.com
www.icon-nrg.com